EXHIBIT 5.3

INTERNAL REVENUE SERVICE                         DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD  21201-0000

Date:  January 23, 1995                         Employer Identification Number
                                                      52-0551284
PHH GROUP INC                                   File Folder Number:
C/O DONNA TRISCOLI & JOHN KRATZ, JR.                  521035460
PIPER & MARBRURY - CHARLES CTR SOUTH            Person to Contact:
36 S. CHARLES ST. - STE. 1100                         SYLVAN J. OPPENHEIMER
BALTIMORE, MD  21201-3010                       Contact Telephone Number:
                                                      (410) 962-3645
                                                Plan Name:
                                                 PHH CORPORATION EMPLOYEE
                                                 INVESTMENT PLAN AND TRUST
                                                 AGREEMENT
                                                Plan Number:  002

Dear Applicant:

        We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation (See section I.401- 1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination is subject to your adoption of the proposed amendments submitted in your letter dated August 31, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

        This determination is also subject to your adoption of the proposed amendments submitted in your letter(s) dated January 13, 1995. These proposed amendments should be adopted on or before the date prescribed by the regulations under Code Section 401(b).

        This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

        This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

        This plan satisfies the nondiscriminatory current availability requirements Section I.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum.

        This plan satisfies the nondiscriminatory current availability requirements of Section I.40(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of Section 410(b) of the Code.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                   Sincerely,


                                                   /s/ Paul M. Harrington

                                                   District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
 for Employee Benefit Plans